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                                                                     EXHIBIT 4.4
                               ALTERA CORPORATION

                                       AND

                       STATE STREET BANK AND TRUST COMPANY

                                     Trustee

                          FIRST SUPPLEMENTAL INDENTURE

                            Dated as of June 19, 1997

                                       To

                                    INDENTURE

                            Dated as of June 15, 1995

                 5-3/4% Convertible Subordinated Notes Due 2002


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           FIRST SUPPLEMENTAL INDENTURE (hereinafter, the "First Supplemental
Indenture"), dated as of June 19, 1997, between ALTERA CORPORATION, a Delaware corporation ("Altera Delaware"), and STATE STREET BANK AND TRUST COMPANY, a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts, as successor in interest to the corporate trust business of THE FIRST NATIONAL BANK OF BOSTON, a national banking association organized and existing under the laws of the United States of America ("Bank of Boston"), and Trustee under the Indenture (as hereinafter defined).

                              W I T N E S S E T H:

           WHEREAS, Altera Corporation, a California corporation ("Altera California"), and Bank of Boston have heretofore entered into that certain Indenture, dated as of June 15, 1995, providing for the issuance of 5-3/4% Convertible Subordinated Notes Due 2002 (the "Notes"), in the aggregate principal amount not to exceed Two Hundred Thirty Million Dollars ($230,000,000) (such indenture, as supplemented or amended in accordance with its terms, herein the "Indenture"); and

           WHEREAS, pursuant to an Agreement and Plan of Merger dated as of June 19, 1997, between Altera California and Altera Delaware, Altera California will be merged with and into Altera Delaware (the "Merger"), with Altera Delaware as the surviving corporation; and

           WHEREAS, Sections 12.2 and 15.6 of the Indenture provide that upon any merger (including the Merger) to which Altera California is a party and in which Altera California is not the surviving corporation, the successor corporation shall deliver to the Trustee a supplemental indenture containing specified terms; and

           WHEREAS, Section 11.1 of the Indenture provides that a supplemental indenture authorized by the provisions of such Sections 12.2 and 15.6 may be executed by the successor corporation and the Trustee without the consent of the holders of the Notes at the time outstanding, notwithstanding the provisions of
Section 11.2 of the Indenture; and

           WHEREAS, in accordance with Section 12.3 of the Indenture, Altera Delaware has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the Merger and this First Supplemental Indenture comply with Article XII of the Indenture; and

           WHEREAS, all acts and things necessary to constitute this First Supplemental Indenture a valid and binding agreement for the purposes and objects herein expressed, have been duly done and taken, and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized by Altera Delaware; and

           WHEREAS, the foregoing recitals are made as statements of Altera Delaware and not of the Trustee;

           NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

           That in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Altera Delaware covenants and agrees with the Trustee for

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the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

         Section 1. For purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires, the capitalized terms and expressions used herein shall have the same meaning as corresponding terms and expressions used in the Indenture.

         Section 2. Altera Delaware hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the due and punctual performance of the covenants and conditions of the Indenture to be performed by Altera Delaware.

         Section 3. Upon execution of this First Supplemental Indenture, the Notes shall be convertible into shares of Common Stock of Altera Delaware, rather than shares of common stock of Altera California, at an adjusted Conversion Price of $25.585, subject to further adjustment as provided in
Article XV, and otherwise on the same terms and basis (and subject to the same adjustments under the Indenture) as the Notes were convertible into common stock of Altera California prior to the effectiveness of the Merger, and on and after the effective time of the Merger references in the Indenture to "Common Stock" shall be deemed to be references to Common Stock of Altera Delaware.

         Section 4. The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

         Section 5. Except as hereby expressly amended, the Indenture and the Notes issued thereunder are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

         Section 6. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture.

         Section 7. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

         Section 8. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 9. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of New York.



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           IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly signed, and their respective seals to be hereunto affixed and attested, all as of the date first written above.

                               ALTERA CORPORATION,
                               a Delaware corporation



                               By:       /s/ Nathan Sarkisian
                                  -------------------------------

                               Title: Vice President-Finance, Chief
                                      Financial Officer,

Attest:


/s/ C. Wendell Bergere
-------------------------------


                               STATE STREET BANK AND TRUST COMPANY,
                               as Trustee



                               By:       /s/Eric Donaghey
                                  -------------------------------

                               Title: Assistant Vice President

Attest:


/s/ Traci M. Hopkins
-------------------------------
Assistant Secretary


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